Exhibit 5







      Opinion of Stephen W. Southwick, Vice President, General
      Counsel & Secretary as to the legality of the Securities
      (including consent of counsel).





August 21, 1995




Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:  IES Utilities Inc. Registration on Form S-3 of Debt
     Securities

Ladies and Gentlemen:

I am Vice President, General Counsel and Secretary for IES Utilities Inc. (the "Company") and have acted as counsel for the Company in connection with the Company's Registration Statement on Form S-3 filed on or about the date hereof, with the Securities and Exchange Commission (the "Registration Statement"), relating to $250,000,000 aggregate principal amount of its debt securities to be issued in one or more offerings.

In this regard, I have examined, or caused attorneys under my general supervision to examine, such corporate records of the Company and such other instruments, records, certificates and documents as I have deemed necessary in order to enable me to render this opinion. On the basis of the foregoing, I am of the opinion that:

     1. The Company has been duly incorporated and is legally existing as a corporation under the laws of the State of Iowa and has the power and authority to issue debt securities, including collateral trust bonds.

     2. The debt securities will be valid, legally binding obligations of the Company.


Securities and Exchange Commission
August 21, 1995
Page -2-



I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading "Legal Matters" in the Prospectus included in the Registration Statement.

Very truly yours,



/s/ Stephen W. Southwick
Stephen W. Southwick
Vice President, General Counsel
& Secretary